Exhibit 16.1

KPMG LLP

Vaughan Metropolitan Centre

100 New Park Palace

Suite 1400

Vaughan, ON Canada L4K 0J3

Tel (905) 265-5900

Fax (905) 265-6390

www.kpmg.ca

May 29, 2023

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Tucows Inc. and, under the date of March 15, 2023, we reported on the consolidated financial statements of Tucows Inc. as of December 31, 2022 and December 31, 2021 and for each of the years in the three-year period ended December 31, 2022 and the effectiveness of internal control over financial reporting as of December 31, 2022. On May 23, 2023, we resigned as Tucows Inc.’s auditor.

We have read Tucows Inc.’s statements included under Item 4.01 of its Form 8-K dated May 29, 2023, and we agree with such statements, except that we are not in a position to agree or disagree with Tucows Inc.’s statement that the change was approved by the audit committee of the board of directors and we are not in a position to agree or disagree with Tucows Inc.’s statement that Deloite LLP was not consulted with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, nor the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice provided that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or a “reportable event” as described in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

Very truly yours,

/s/ KPMG LLP

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG
Canada provides services to KPMG LLP.